Exhibit 23, Form 10-K

Kansas City Life Insurance Company

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kansas City Life Insurance Company:

We consent to the incorporation by reference in the registration statements (No. 333-89984, No. 333-52290, and No. 333-98805) on Form N-4 of Kansas City Life Insurance Company and subsidiaries (the Company) of our report dated February 28, 2011, with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Kansas City Life Insurance Company and subsidiaries.

Our report dated February 28, 2011, contains an explanatory paragraph that states that, effective January 1, 2009 the Company changed its method of accounting for other-than-temporary impairments of debt securities due to the adoption of Financial Accounting Standards Board Accounting Standards Codification 320.

/s/ KPMG LLP

KPMG LLP

Kansas City, Missouri

February 28, 2011